Exhibit 99.1

News Release
International Paper Reports First Quarter 2022 Results

MEMPHIS, Tenn. – April 28, 2022 – International Paper (NYSE: IP) today reported first quarter 2022 financial results.

FIRST QUARTER 2022 HIGHLIGHTS

•First quarter net earnings (loss) attributable to International Paper of $360 million ($0.95 per diluted share) compared with $107 million ($0.28 per diluted share) in the fourth quarter of 2021 and $349 million ($0.88 per diluted share) in the first quarter of 2021. First quarter adjusted operating earnings* (non-GAAP) of $288 million ($0.76 per diluted share) compared with $301 million ($0.78 per diluted share) in the fourth quarter of 2021 and $198 million ($0.50 per diluted share) in the first quarter of 2021.
•$40 million of earnings achieved from Building a Better IP initiatives
•14% year-over-year revenue growth
•First quarter cash provided by operations of $588 million
•Share repurchases of $406 million
•Actively pursuing strategic options, including a sale of equity investment in Ilim Group

"International Paper’s earnings in the first quarter were better than our outlook. We generated strong cash from operations and returned $580 million to shareowners, including $406 million of share repurchases,” said Mark Sutton, Chairman and Chief Executive Officer. “Commercially and operationally we performed well in the quarter to overcome significantly higher input costs. Looking ahead to the second quarter, we anticipate stable demand at elevated levels. We expect margin expansion as realization of prior price movements begins to outpace higher costs, and we step down from our highest maintenance outage quarter of the year.”

Sutton added, “We are accelerating value creation through our Building a Better IP set of initiatives and are confident in our full-year target of $200 to $225 million of incremental earnings. In the first quarter we achieved $40 million of earnings through these actions.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Net Earnings (Loss) Attributable to International Paper	$0.95	$0.28	$0.88
Less – Discontinued Operations (Gain) Loss	—	0.02	(0.20)
Net Earnings (Loss) from Continuing Operations	0.95	0.30	0.68
Add Back – Non-Operating Pension Expense (Income)	(0.10)	(0.10)	(0.10)
Add Back – Net Special Items Expense (Income)	(0.09)	0.58	(0.08)
Adjusted Operating Earnings*	$0.76	$0.78	$0.50

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding discontinued operations, net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of discontinued operations, net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items, Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Net Sales	$5,237	$5,086	$4,593
Net Earnings (Loss) Attributable to International Paper	360	107	349
Business Segment Operating Profit	348	415	340
Adjusted Operating Earnings	288	301	198
Cash Provided By (Used For) Operations	588	107	512
Free Cash Flow*	403	(94)	423

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (d) below under "Sales and Earnings by Business Segment". As a result of the spin-off of our global Printing Papers business on October 1, 2021, the Printing Papers business segment has been eliminated and all prior year amounts have been adjusted to reflect this business as a discontinued operation. For discussion of discontinued operations, see the disclosure under Discontinued Operations included later in this release. First quarter 2022 net sales by business segment and operating profit (loss) by business segment compared with the fourth quarter of 2021 and the first quarter of 2021 are as follows:
Business Segment Results

(In millions)	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Net Sales by Business Segment
Industrial Packaging	$4,406	$4,255	$3,930
Global Cellulose Fibers	710	717	595
Corporate and Inter-segment Sales	121	114	68
Net Sales	$5,237	$5,086	$4,593
Operating Profit (Loss) by Business Segment
Industrial Packaging	$397	$414	$421
Global Cellulose Fibers	(49)	1	(81)
Total Business Segment Operating Profit	$348	$415	$340
Industrial Packaging operating profits (losses) in the first quarter of 2022 were $397 million compared with $414 million in the fourth quarter of 2021. In North America, earnings decreased as higher sales prices for corrugated boxes and containerboard were more than offset by higher planned maintenance outage expenses. Sales volumes were lower for corrugated boxes and export containerboard reflecting fewer shipping days. Input costs were stable as higher freight costs were offset by lower recovered fiber costs. Earnings in both the first quarter of 2022 and the fourth quarter of 2021 benefited from insurance recoveries. In Europe, sales volumes were stable, and higher average sales prices in the Eurozone were more than offset by lower average sales margins in Morocco and significantly higher energy costs.
Global Cellulose Fibers operating profits (losses) in the first quarter of 2022 were $(49) million compared with $1 million in the fourth quarter of 2021. Earnings were impacted by continuing supply chain challenges, seasonally higher operating costs and higher input costs for wood, chemicals and energy. Sales volumes were slightly lower. Average sales prices were higher for both fluff pulp and market pulp. Planned maintenance outage expenses were higher.
EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (losses) were $93 million in the first quarter of 2022 compared with $66 million in the fourth quarter of 2021. Operationally, earnings increased driven by higher sales volumes of softwood pulp and hardwood pulp to China. Sales to other export markets decreased significantly driven by the current geopolitical conditions. During the first quarter of 2022, the Company announced its intention to explore strategic options, including a sale of its 50% ownership in Ilim S.A.

CORPORATE EXPENSES
Corporate expenses were $12 million for the first quarter of 2022, compared with $49 million in the fourth quarter of 2021.

EFFECTIVE TAX RATE
The reported effective tax rate for the first quarter of 2022 was 26%, compared to a 2021 fourth quarter reported effective tax rate of (11)%. The effective tax rate in the fourth quarter included the tax benefit associated with debt extinguishment costs of $238 million and tax benefits recognized after the finalization of the 2020 state and local income tax returns.
Excluding special items and non-operating pension expense, the operational effective tax rate for the first quarter of 2022 was 27%, compared with 20% for the fourth quarter of 2021. The operational effective tax rate in the fourth quarter of 2021was lower due to the inclusion of tax benefits recognized after the finalization of the 2020 state and local tax returns.

EFFECTS OF SPECIAL ITEMS
Net special items in the first quarter of 2022 amount to a net after-tax gain of $35 million ($0.09 per diluted share) compared with a charge of $222 million ($0.58 per diluted share) in the fourth quarter of 2021 and a gain of $30 million ($0.08 per diluted share) in the first quarter of 2021. Net special items in all periods include the following charges (gains):

	First Quarter 2022		Fourth Quarter 2021		First Quarter 2021
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$—	$—	$238	$179	$18	$14
Building a Better IP (a)	—	—	29	22	—	—
EMEA Packaging business optimization	—	—	—	—	12	10
Other	—	—	(1)	(1)	—	—
Total restructuring and other charges, net	—	—	266	200	30	24
Sylvamo investment - fair value adjustment (b)	(46)	(35)	32	24	—	—
EMEA Packaging impairment - Turkey	—	—	—	—	2	2
Legal reserve adjustment	—	—	(5)	(4)	—	—
Gain on sale of equity investment in Graphic Packaging	—	—	—	—	(74)	(56)
Other	—	—	2	2	—	—
Total special items, net	$(46)	$(35)	$295	$222	$(42)	$(30)

(a)	See note (d) on the Consolidated Statement of Operations included later in this release.
(b)	See note (a) on the Consolidated Statement of Operations included later in this release.

DISCONTINUED OPERATIONS
Discontinued operations include the operating earnings of our former Printing Papers segment and EMEA Coated Paperboard and Pulp business including the Kwidzyn, Poland mill, divested in the third quarter of 2021. Discontinued operations also includes the following special items charges (gains):

	Fourth Quarter 2021		First Quarter 2021
(In millions)	Before Tax	After Tax	Before Tax	After Tax
Printing Papers spin-off	10	5	25	20
Gain on sale of Kwidzyn, Poland mill	9	6	—	—
Foreign and state taxes related to Printing Papers spin-off	—	(3)	—	—
Total	$19	$8	$25	$20

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts and Presentations page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (409) 981-0132 or, within the U.S. only, (833) 614-9121, and ask to be connected to the

International Paper first quarter earnings call. The conference ID number is 8169914. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 8169914.

About International Paper
International Paper (NYSE: IP) is a leading global supplier of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. Headquartered in Memphis, Tenn., we employ approximately 38,000 colleagues globally. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2021 were $19.4 billion. Additional information can be found by visiting InternationalPaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our ability to meet targets and goals with respect to climate change and the emission of GHGs and other environmental, social and governance matters; (ii) the impact of the conflict involving Russia and Ukraine, including in connection with related escalated sanctions imposed by the United States, the European Union, G7 and other countries and possible actions by the Russian government, and the impact of such developments on domestic and global economic and geopolitical conditions in general and on us and our Ilim joint venture, which could be materially and adversely affected by such developments, and our inability to predict the impact of the Russian invasion of Ukraine, sanctions imposed to date, geopolitical instability and the broadened military conflict on our Ilim joint venture and on our receipt of dividends from our Ilim joint venture; (iii) the possible impact of these developments involving Ukraine and Russia and possible resulting disruptions in the capital markets on the value of and our ability to sell all or a portion of our equity stake in Sylvamo Corporation and the timing of any such sales; (iv) the impact of and developments related to the COVID-19 pandemic; (v) the level of our indebtedness and changes in interest rates; (vi) the impact of global and domestic economic conditions and industry conditions, including with respect to commercial activity, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, the availability of labor, particularly in light of current labor market conditions which are exceptionally tight, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (vii) domestic and global geopolitical conditions, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (viii) the amount of our future pension funding obligations, and pension and healthcare costs; (ix) unanticipated expenditures or other adverse developments related to compliance with existing and new environmental, tax, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws and regulations; (x) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (xi) risks inherent in conducting business through joint ventures; (xii) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spin-offs and other corporate transactions, (xiii) cybersecurity and information technology risks; (xiv) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xv) our exposure to claims under our agreements with Sylvamo Corporation; (xvi) our failure to realize the anticipated benefits of the spin-off of Sylvamo Corporation and the qualification of such spin-off as a tax-free transaction for U.S. federal income tax purposes; and (xvii) our ability to attract and retain qualified personnel. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and SEC filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2022		2021		2021
Net Sales	$5,237		$4,593		$5,086
Costs and Expenses
Cost of products sold	3,839		3,348		3,659	(b)
Selling and administrative expenses	341		302		344	(c)
Depreciation, amortization and cost of timber harvested	261		268		277
Distribution expenses	424		335		402
Taxes other than payroll and income taxes	36		35		33
Restructuring and other charges, net	—		30	(d)	266	(d)
Net (gains) losses on sales and impairments of businesses	—		2	(e)	—
Net (gains) losses on sales of equity method investments	—		(74)	(f)	—
Net (gains) losses on mark to market investments	(46)	(a)	—		32	(a)
Interest expense, net	69		93		76
Non-operating pension expense (income)	(49)		(52)		(47)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	362		306		44
Income tax provision (benefit)	95		88		(5)
Equity earnings (loss), net of taxes	93		49		66
Earnings (Loss) From Continuing Operations	360		267		115
Discontinued operations, net of taxes	—		82	(g)	(8)	(g)
Net Earnings (Loss)	360		349		107
Less: Net earnings (loss) attributable to noncontrolling interests	—		—		—
Net Earnings (Loss) Attributable to International Paper Company	$360		$349		$107
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.96		$0.68		$0.30
Discontinued operations	—		0.21		(0.02)
Net earnings (loss)	$0.96		$0.89		$0.28
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.95		$0.68		$0.30
Discontinued operations	—		0.20		(0.02)
Net earnings (loss)	$0.95		$0.88		$0.28
Average Shares of Common Stock Outstanding - Diluted	379.2		394.8		387.1

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax gain of $46 million ($35 million after taxes) and a pre-tax charge of $32 million ($24 million after taxes) for the three months ended March 31, 2022 and December 31, 2021, respectively, related to the fair value adjustment of our investment in Sylvamo Corporation.
(b)	Includes pre-tax income of $5 million ($4 million after taxes) for the three months ended December 31, 2021 for a legal reserve adjustment.

(c)	Includes a charge of $2 million (before and after taxes) for the three months ended December 31, 2021 for costs associated with our Building a Better IP initiatives.

(d)	Includes pre-tax charges of $18 million ($14 million after taxes) and $238 million ($179 million after taxes) for the three months ended March 31, 2021 and December 31, 2021, respectively, for debt extinguishment costs, a pre-tax charge of $12 million ($10 million after taxes) for the three months ended March 31, 2021 for severance related to the optimization of our EMEA Packaging business, a pre-tax charge of $29 million ($22 million after taxes) for the three months ended December 31, 2021 for severance related to our Building a Better IP initiatives and income of $1 million (before and after taxes) for the three months ended December 31, 2021 for other items.

(e)	Includes a loss of $2 million (before and after taxes) for the three months ended March 31, 2021 related to the sale of our EMEA Packaging business in Turkey.

(f)	Includes a pre-tax gain of $74 million ($56 million after taxes) for the three months ended March 31, 2021 related to the monetization of our equity investment in Graphic Packaging.

(g)
Includes pre-tax charges of $25 million ($20 million after taxes) and $10 million ($5 million after taxes) for the three months ended March 31, 2021 and December 31, 2021, respectively, for costs associated with the spin-off of our Printing Papers business, a pre-tax charge of $9 million ($6 million after taxes) for the three months ended December 31, 2021 related to the sale of our Kwidzyn, Poland mill and a tax benefit of $3 million for the three months ended December 31, 2021 for foreign and state taxes associated with the spin-off of our Printing Papers business.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2022	2021	2021
Net Earnings (Loss) Attributable to International Paper Company	$360	$349	$107
Less: Discontinued operations (gain) loss	—	(82)	8
Earnings (Loss) from Continuing Operations, including non-controlling interest	360	267	115
Add back: Non-operating pension expense (income)	(37)	(39)	(36)
Add back: Net Special items expense (income)	(35)	(30)	222
Adjusted Operating Earnings	$288	$198	$301

	Three Months Ended March 31,		Three Months Ended December 31,
	2022	2021	2021
Diluted Earnings per Common Share as Reported	$0.95	$0.88	$0.28
Less: Discontinued operations (gain) loss	—	(0.20)	0.02
Continuing Operations	0.95	0.68	0.30
Add back: Non-operating pension expense (income)	(0.10)	(0.10)	(0.10)
Add back: Net Special items expense (income)	(0.09)	(0.08)	0.58
Adjusted Operating Earnings per Share	$0.76	$0.50	$0.78
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of discontinued operations, non-operating pension expense (income) and items considered by management to be unusual or otherwise not reflective of on-going operations (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2022		2021		2021
Industrial Packaging	$4,406		$3,930		$4,255
Global Cellulose Fibers	710		595		717
Corporate and Inter-segment Sales	121		68		114
Net Sales	$5,237		$4,593		$5,086
Operating Profit (Loss) by Business Segment
	Three Months Ended March 31,				Three Months Ended December 31,
	2022		2021		2021
Industrial Packaging	$397		$421		$414
Global Cellulose Fibers	(49)		(81)		1
Total Business Segment Operating Profit	$348		$340		$415

Earnings (Loss) Before Income Taxes and Equity Earnings	$362		$306		$44
Interest expense, net	69		93		76
Noncontrolling interest adjustment (c)	—		(1)		(2)
Corporate expenses, net	12		36		49
Corporate net special items	(46)	(a)	(56)	(a)	282	(a)
Business net special items	—		14	(b)	13	(b)
Non-operating pension expense (income)	(49)		(52)		(47)
Business Segment Operating Profit (d)	$348		$340		$415
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$93		$49		$66
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$—		$1		$—

(a)	Includes a gain of $46 million and a charge of $32 million for the three months ended March 31, 2022 and December 31, 2021, respectively, related to the fair value adjustment of our investment in Sylvamo Corporation, charges of $18 million and $238 million for the three months ended March 31, 2021 and December 31, 2021, respectively, for debt extinguishment costs, a gain of $74 million for the three months ended March 31, 2021 related to the monetization of our equity investment in Graphic Packaging, a charge of $17 million for the three months ended December 31, 2021 for costs associated with our Building a Better IP initiatives and income of $5 million for the three months ended December 31, 2021 related to a legal reserve adjustment.
(b)	Related to Industrial Packaging, includes a charge of $12 million for the three months ended March 31, 2021 for severance related to the optimization of our EMEA Packaging business, a loss of $2 million for the three months ended March 31, 2021 related to the sale of our EMEA Packaging business in Turkey, a charge of $11 million for the three months ended December 31, 2021 for costs associated with our Building a Better IP initiatives and income of $1 million for the three months ended December 31, 2021 for other items.
Related to Global Cellulose Fibers, includes a charge of $3 million for the three months ended December 31, 2021 for costs associated with our Building a Better IP initiatives.
(c)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(d)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) from continuing operations before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2022	2021	2021
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,618	2,684	2,681
Containerboard	712	709	775
Recycling	564	558	576
Saturated Kraft	44	45	46
Gypsum /Release Kraft	54	55	55
EMEA Packaging (b)	368	435	367
Industrial Packaging	4,360	4,486	4,500
Global Cellulose Fibers (In thousands of metric tons) (c)	712	755	724

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and Temporary Investments	$1,031	$1,295
Restricted Cash	88	—
Accounts and Notes Receivable, Net	3,363	3,232
Contract Assets	491	378
Inventories	1,746	1,814
Current Investments	291	245
Other	174	132
Total Current Assets	7,184	7,096
Plants, Properties and Equipment, Net	10,336	10,441
Investments	608	751
Long-Term Financial Assets of Variable Interest Entities	2,280	2,275
Goodwill	3,128	3,130
Overfunded Pension Plan Assets	653	595
Right of Use Assets	373	365
Deferred Charges and Other Assets	596	590
Total Assets	$25,158	$25,243
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$197	$196
Accounts Payable and Other Current Liabilities	3,945	3,948
Total Current Liabilities	4,142	4,144
Long-Term Debt	5,468	5,383
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,101	2,099
Deferred Income Taxes	2,642	2,618
Underfunded Pension Benefit Obligation	375	377
Postretirement and Postemployment Benefit Obligation	201	205
Long-Term Lease Obligations	241	236
Other Liabilities	1,101	1,099
Equity
Common Stock	449	449
Paid-in Capital	4,670	4,668
Retained Earnings	9,218	9,029
Accumulated Other Comprehensive Loss	(1,694)	(1,666)
	12,643	12,480
Less: Common Stock Held in Treasury, at Cost	3,756	3,398
Total Equity	8,887	9,082
Total Liabilities and Equity	$25,158	$25,243

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2022	2021
Operating Activities
Net earnings (loss)	$360	$349
Depreciation, amortization and cost of timber harvested	261	309
Deferred income tax expense (benefit), net	30	20
Restructuring and other charges, net	—	30
Net (gains) losses on mark to market investments	(46)	—
Net (gains) losses on sales and impairments of businesses	—	2
Net (gains) losses on sales of equity method investments	—	(74)
Equity method dividends received	204	4
Equity (earnings) losses, net	(93)	(49)
Periodic pension (income) expense, net	(28)	(28)
Other, net	51	25
Changes in current assets and liabilities
Accounts and notes receivable	(146)	(186)
Contract assets	(114)	(83)
Inventories	31	93
Accounts payable and accrued liabilities	89	68
Interest payable	25	15
Other	(36)	17
Cash Provided By (Used For) Operating Activities	588	512
Investment Activities
Invested in capital projects, net of insurance recoveries	(185)	(89)
Acquisitions, net of cash acquired	—	(61)
Proceeds from sales of equity method investments	—	397
Proceeds from sales of businesses, net of cash divested	—	11
Proceeds from sale of fixed assets	5	—
Cash Provided By (Used For) Investment Activities	(180)	258
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(428)	(155)
Issuance of debt	88	2
Reduction of debt	(3)	(111)
Change in book overdrafts	(66)	(19)
Dividends paid	(174)	(202)
Net debt tender premiums paid	—	(19)
Cash Provided By (Used for) Financing Activities	(583)	(504)
Cash Included in Assets Held for Sale	—	(54)
Effect of Exchange Rate Changes on Cash and Temporary Investments and Restricted Cash	(1)	(20)
Change in Cash and Temporary Investments and Restricted Cash	(176)	192
Cash and Temporary Investments and Restricted Cash
Beginning of the period	1,295	595
End of the period	$1,119	$787

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2022	2021
Cash Provided By (Used For) Operating Activities	$588	$512
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(185)	(89)
Free Cash Flow	$403	$423

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.